UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2012

The Spectranetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive
Colorado Springs, Colorado 80921
(Address of principal executive offices) (Zip Code)

(719) 633-8333
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends a Current Report on Form 8-K dated February 16, 2012 that reported results of operations of The Spectranetics Corporation for the three and twelve months ended December 31, 2011. Those results of operations are being revised due to the reversal of an accrual for indemnification costs to former employees in light of recent developments, including the March 12, 2012 dismissal of the charges against one of the former employees.
ITEM 2.02.        Results of Operations and Financial Condition.

On February 16, 2012, we issued a press release that reported our results of operations for the three and twelve months ended December 31, 2011.  A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

On March 12, 2012, we decreased our accrual as of December 31, 2011 for indemnification costs to three former employees by $2.4 million, which increased our fourth quarter and year-end 2011 earnings as compared with the results previously reported on February 16, 2012. The $2.4 million increase in earnings reflects a change in our estimate regarding the total indemnification costs to be incurred, due to recent developments that are set forth below.

In February 2012, a trial was held for two of the defendants, which on March 1, 2012 resulted in the acquittal of one defendant on all charges and acquittal of the second defendant on all charges except for one count of making false statements to federal investigators. On March 12, 2012, the U.S. District Court of Colorado dismissed the charges against the third defendant, who had previously been granted a separate trial. In addition, as reported in a Current Report on Form 8-K dated February 9, 2012, we entered into certain agreements with the two former employees who were tried in February 2012, which gave us increased clarity as to the likely amount of expenses to be incurred through the conclusion of the trials. As a result of the agreements with the former employees, their subsequent jury verdicts and the dismissal of charges against the third defendant, we now believe that our estimate of the remaining legal fees and expenses as of December 31, 2011 can be reasonably determined. We now estimate that our total costs in these matters will total approximately $6.1 million, compared to the $8.5 million estimate reflected in the results previously reported on February 16, 2012. The $2.4 million decrease in our accrual reduces the remaining liability as of December 31, 2011 to approximately $2.9 million, which is expected be paid by June 30, 2012. The actual expenses may be higher or lower than the estimate depending upon final resolution of the proceedings. Factors that may cause us to increase the accrual include but are not limited to the success or failure of an appeal, and in particular, a successful appeal that results in the order of a new trial.

After giving effect to the foregoing adjustment, our revised fourth quarter 2011 net income was $0.4 million, or $0.01 per fully diluted share, as compared with the previously announced net loss of $2.0 million, or $(0.06) per share. Non-GAAP adjusted net income remained the same as previously reported, at $1.3 million, or $0.04 per fully diluted share, because the accrued indemnification costs were considered special items in the non-GAAP adjusted net income reconciliation.

Our revised full year 2011 net income was $0.9 million, or $0.03 per fully diluted share, as compared with the previously announced net loss of $1.5 million, or $(0.04) per share. Non-GAAP adjusted net income remained the same as previously reported, at $2.7 million, or $0.08 per fully diluted share, because the accrued indemnification costs were considered special items in the non-GAAP adjusted net income reconciliation.

A copy of revised financial tables is furnished as Exhibit 99.2 to this Report. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. These financial tables include a reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measures for the respective periods and an explanation of our use of these non-GAAP measures.

Further information related to the effects of these recent developments on our 2011 earnings will be included in our Annual Report on Form 10-K for the year ended December 31, 2011, which we expect to file on March 15, 2012.

ITEM 7.01     Regulation FD Disclosure

The information included in Item 2.02 of this Current Report on Form 8-K is incorporated by reference into this Item 7.01.

ITEM 9.01         Financial Statements and Exhibits.

(d) Exhibits

99.1    Press release issued by The Spectranetics Corporation on February 16, 2012 (incorporated by reference to Exhibit 99.1 to The Spectranetics Corporation's Current Report on Form 8-K dated February 16, 2012).

99.2
Financial tables revised from those used in The Spectranetics Corporation's February 16, 2012 press release to reflect revised results of operations for the three and twelve months ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS
CORPORATION

Date:	March 14, 2012	By:	/s/ Guy A. Childs
Guy A. Childs
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.

99.1    Press release issued by The Spectranetics Corporation on February 16, 2012 (incorporated by reference to Exhibit 99.1 to The Spectranetics Corporation's Current Report on Form 8-K dated February 16, 2012).

99.2
Financial tables revised from those used in The Spectranetics Corporation's February 16, 2012 press release to reflect revised results of operations for the three and twelve months ended December 31, 2011.

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